EXHIBIT (h)(3)

SUB-PLACEMENT AGENT AGREEMENT

This SUB-PLACEMENT AGENT AGREEMENT (the “Agreement”) dated as of July 1, 2019 is by and between Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, both Delaware limited liability companies registered with the U.S. Securities and Exchange Commission as a broker-dealers and investment advisers (the “Sub-Placement Agent”) and UMB Distribution Services, LLC, a limited liability company organized under the laws of the State of Wisconsin and registered with the U.S. Securities and Exchange Commission as a broker-dealer (“UMBDS”).

WITNESSETH:

WHEREAS, each of the funds listed on Annex 1 attached hereto (each a “Fund” and, collectively, the “Funds”), effective as of the date listed for each Fund in Appendix 1, has requested UMBDS to act as a non-exclusive placement agent for the Funds for the private placement to qualified investors of shares, interests or units, as applicable, of beneficial interest in the Funds in accordance with the terms of this Sub-Placement Agent Agreement; and

WHEREAS, UMBDS has been authorized by each Fund to enter into sub-placement agent agreements with other parties selected by UMBDS to serve as sub-placement agents for purposes of privately placing shares, interests or units, as applicable, to qualified investors, and, accordingly, UMBDS entered into separate Sub-Placement Agent Agreements (collectively, the “Original Agreements”) with the Sub-Placement Agent pursuant to which the Sub-Placement Agent provides such services; and

WHEREAS, Perella Weinberg Partners Capital Management, LP (“PWPC”), serves as investment advisor to the Funds; and

WHEREAS, each Fund offers two classes of shares, interests or units, as applicable – namely Class A shares, interests or units, as applicable (“Class A Interests”), and Class I shares, interests or units, as applicable (“Class I Interests” and, collectively with Class A Interests, the “Interests”), with different compensation structures as described in each Fund’s Multiple Class Plan Pursuant to Rule 18f-3 (each, a “Rule 18f-3 Plan”) and Rule 12b-1 Plan (each, a “Rule 12b-1 Plan” and, together with the Rule 18f-3 Plan, the “Plans”); and

WHEREAS, UMBDS wishes to engage the Sub-Placement Agent as a non-exclusive sub-placement agent for each Fund for the private placement of Interests to qualified investors in accordance with the terms of this Agreement; and

WHEREAS, the Sub-Placement Agent wishes to be engaged by UMBDS to act as a non-exclusive sub-placement agent for each Fund in the private placement of Interests without any firm underwriting commitment in accordance with the terms of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1. Appointment as the Sub-Placement Agent.

(a) UMBDS hereby appoints the Sub-Placement Agent as a sub-placement agent for soliciting purchases of Interests by qualified investors and acknowledges that the Sub-Placement Agent shall have the right to assist UMBDS in the placement of the Interests during the term of this Agreement. Commitments to purchase Interests shall be documented through the execution of subscription agreements (“Subscription Agreements”) by the purchasers as contemplated by the Confidential Private Placement Offering Memoranda, including all appendices and exhibits thereto, as supplemented from time to time (each, a “Memorandum” and, collectively, the “Memoranda”), of each Fund.

(b) In soliciting purchases of Interests in accordance with Section 1(a) hereof, the Sub-Placement Agent shall act only as agent for UMBDS and not in a principal capacity. It is understood and agreed that the Sub-Placement Agent has no commitment with regard to the placement of the Interests other than best efforts. The Sub-Placement Agent shall make reasonable efforts to assist in obtaining performance by each prospective investor who has executed a Fund Subscription Agreement and whose purchase of Interests has been solicited by the Sub-Placement Agent and accepted by PWPC as provided below. In the absence of fraud, bad faith, gross negligence or willful misconduct by the Sub-Placement Agent, and except as provided in Section 7 below, the Sub-Placement Agent shall have no liability to UMBDS in the event any such purchase is not consummated for any reason. The Sub-Placement Agent shall not have any obligation to purchase, as principal, Interests under any circumstances.

(c) The Sub-Placement Agent shall forward each Fund Subscription Agreement completed by a prospective investor in a Fund to the Fund’s transfer agent, UMB Fund Services, Inc. PWPC, each Fund’s investment adviser, as delegate of each Fund’s Board of Trustees or Board of Managers, as applicable (each a “Board” and collectively, the “Boards”), shall have the right on behalf of each Fund, in its sole and absolute discretion, to accept or reject any proposed purchase of Interests of each Fund, in whole or in part.

(d) UMBDS may instruct the Sub-Placement Agent to suspend solicitation of purchases of Interests at any time. Upon receipt of such instructions, the Sub-Placement Agent will forthwith suspend solicitations of purchases of Interests until such time as UMBDS has advised the Sub-Placement Agent that solicitation of purchases may be resumed.

(e) Unless otherwise agreed in writing by UMBDS, the Sub-Placement Agent shall bear all of its own costs and expenses incurred in the performance of its services pursuant to this Agreement, including those related to personnel, office space, travel, entertainment and other services.

2.  Offers and Sales of the Interests. The offer and sale of the Interests are to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), provided by Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering. Offers and sales of the Interests will be made in accordance with the general provisions of Rule 506 of Regulation D under the 1933 Act. The Sub-Placement Agent and UMBDS hereby agree to and establish the following procedures in connection with the solicitation of purchases of Interests hereunder:

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(a) Offers and sales of the Interests will be made only to purchasers that qualify as “accredited investors” (as defined in Rule 501 of Regulation D under the 1933 Act) who either alone or with a purchaser representative, as defined in Rule 501 of Regulation D under the 1933 Act, have such knowledge or experience in financial and business matters that the person is capable of evaluating the merits and risks of an investment in the applicable Fund.

(b) Interests will be offered at the minimum subscription amount and on the terms and conditions described in the applicable Memorandum.

(c) Solicitations to purchase Interests will be made only by approaching prospective investors on an individual basis. The Interests will not be offered or sold by any means of general solicitation or general advertising, including without limitation, at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(d) In acting as placement agent, neither the Sub-Placement Agent nor its employees or agents shall make any offer or sale of Interests in a manner that would require the Interests to be registered under the 1933 Act. All activities by the Sub-Placement Agent and its employees and agents shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations adopted pursuant to the 1933 Act and the Investment Company Act of 1940, as amended (the “1940 Act”).

(e)  Interest holders in the Funds shall be prohibited from transferring Interests without the applicable Board’s express approval (which approval may be granted or denied in such Board’s sole and absolute discretion) and without compliance with the provisions of the applicable Fund’s governing documents. The purpose of this prohibition is to ensure that Interests are not resold or otherwise transferred and that no action is taken that might call into question the non-public offering character of the offer and sale of the Interests.

(f)  The Sub-Placement Agent will make available to each purchaser or prospective purchaser of Interests, a copy of the applicable Fund’s Memorandum, together with any supplements to the Memorandum that may have been prepared, which will describe, among other things, the Fund and the Interests, material agreements of the Fund and risks and special considerations. The Sub-Placement Agent will provide each prospective purchaser of Interests with a copy of the applicable Fund’s Memorandum prior to obtaining a Subscription Agreement from such prospective investor. The Sub-Placement Agent will not make any written or oral representation to a prospective purchaser of Interests regarding the subject Fund that is inconsistent with the Fund’s Memorandum and further agrees that all solicitations to purchase Interests shall be made in conformity with the terms and conditions set forth in the Fund’s Memorandum.

(g)  PWPC will sequentially number each copy of each Fund’s Memorandum. PWPC will also maintain records identifying the name and address of each prospective purchaser to whom a copy of each Fund’s Memorandum was delivered and the sequence number of the Memorandum delivered to such prospective purchaser.

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(h)  The Sub-Placement Agent shall not prepare any written materials to be submitted to prospective purchasers of Interests, or distribute any such written materials prepared by others, without submitting such written materials to, and receiving prior written approval from, UMBDS.

(i)  The Sub-Placement Agent shall not deliver a Memorandum to any person in any jurisdiction in which such solicitation or delivery would be unlawful. The Sub-Placement Agent represents to UMBDS that it has informed itself as to the applicable legal restrictions governing the offer and sale of Interests under the laws of any jurisdiction in which it intends to offer or sell Interests and that, based on the methods of placement contemplated by the Sub-Placement Agent, the sale of Interests by the Funds to any person in any such jurisdiction will not be in violation of any applicable laws by reason of the activities of the Sub-Placement Agent. The Sub-Placement Agent undertakes to comply with the foregoing representations and covenants in connection with its placement activities during the term of this Agreement.

(j)  The Sub-Placement Agent shall not be liable or responsible to UMBDS for any losses, damages or liabilities suffered or incurred by UMBDS arising from or relating to any resale or transfer of any Interests, except to the extent such resale or transfer violates a Fund’s transfer restrictions and the Sub-Placement Agent has acted as agent or principal in connection therewith.

3. Access to Information. The Sub-Placement Agent shall retain, for a period of at least three years, copies of any documents generated or received by the Sub-Placement Agent in the ordinary course of business pertaining to the offering or sale of Interests or as otherwise required by this Agreement. At the reasonable request of UMBDS or its duly authorized representatives, the Sub-Placement Agent shall provide copies of such documents at the expense of UMBDS or its authorized representatives.

4. Compensation.

(a) In connection with subscriptions for Class A Interests of a Fund by investors who were solicited by the Sub-Placement Agent in accordance with the terms of this Agreement, the Sub-Placement Agent shall be entitled to receive payments for such subscriptions in an amount equal to any placement fees (“Placement Fees”) and fees paid in connection with such Fund’s Rule 12b-1 Plan (“12b-1 Fees” and collectively with Placement Fees, “Distribution Payments”), each in the amounts and in the manner described in such Fund’s then current Memorandum. Upon written notice to the Sub-Placement Agent, UMBDS or a Fund may change the amount of Distribution Payments payable hereunder or discontinue such payments. In connection with subscriptions for Class I Interests of a Fund, the Sub-Placement Agent shall not be entitled to receive Distribution Payments or any other payments under the Plans.

(b) The Sub-Placement Agent acknowledges that a Fund’s Board may amend or terminate a Fund’s Rule 12b-1 Plan at any time, and that in such an event, Distribution Payments to be made hereunder will be so amended or terminated. Further, the Sub-Placement Agent acknowledges and agrees that any 12b-1 Fees to be paid to the Sub-Placement Agent hereunder with respect to the sale of Interests of a Fund is paid from proceeds paid by such Fund pursuant to its Rule 12b-1 Plan, and to the extent that UMBDS does not receive such proceeds, for any reason, the amounts payable to the Sub-Placement Agent hereunder will be reduced accordingly.

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(c) In the event that Rule 2830 of FINRA’s Conduct Rules (or any other law, rule or regulation) precludes a Fund or class thereof from imposing, or UMBDS from receiving, a sales charge (as defined in Rule 2830) or any portion thereof, the Sub-Placement Agent shall not be entitled to any payments hereunder from the date that a Fund or a class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund or class thereof resumes imposition of some or all of its sales charges, Sub-Placement Agent will be entitled to payments hereunder or as modified by UMBDS, if applicable.

(d) UMBDS may discontinue making payments hereunder to Sub-Placement Agent if, at any time, (i) Sub-Placement Agent is not appropriately registered in all capacities necessary to receive such payments; or (ii) Sub-Placement Agent breaches any representation, warranty or covenant contained in the Agreement. Notwithstanding the foregoing, Sub-Placement Agent shall not be entitled to any payments hereunder in respect of a sale to any investor if UMBDS determines that another authorized sub-placement agent or other selling agent of UMBDS is primarily responsible for or should otherwise be credited with such sale. In making this determination, UMBDS will endeavor to act fairly and shall provide Sub-Placement Agent with an opportunity to present relevant information demonstrating that such payments are duly and properly owed to Sub-Placement Agent. Any dispute regarding compensation shall be conclusively resolved by UMBDS, and upon request UMBDS shall provide Sub-Placement Agent with a written explanation concerning any such conclusions.

(e) After the effective date of any change in or discontinuance of any payments, or the termination of a Rule 12b-1 Plan with respect to a Fund, such payments to be made hereunder will be allowable or payable to Sub-Placement Agent only in accordance with such change, discontinuance, or termination. The Sub-Placement Agent hereto agrees that aside from amounts owing to the Sub-Placement Agent for the period prior to any change, discontinuance or termination of a Rule 12b-1 Plan, the Sub-Placement Agent will have no claim against UMBDS or a Fund by virtue of a change, discontinuance, or termination as contemplated in this paragraph. In the event that Sub-Placement Agent is notified or is made aware of any overpayment by UMBDS of any payment hereunder, Sub-Placement Agent will promptly remit such overpayment.

5.  Representations of the Sub-Placement Agent.

(a) The Sub-Placement Agent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b) The Sub-Placement Agent has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(c) The Sub-Placement Agent represents to UMBDS that the Sub-Placement Agent will at all times during the term of this Agreement maintain its status as an investment adviser, its status as a member in good standing with FINRA as well as its status as a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and will be registered or exempt from registration as such in the states and jurisdictions where the Interests are offered or sold.

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(d) The Sub-Placement Agent acknowledges and agrees that nothing in this Agreement shall limit the right of the Placement Agent or any Fund to make other arrangements with respect to the Interests with any person, including the appointment of other Sub-Placement Agents.

(e) The Sub-Placement Agent will obtain, and/or will cause its registered representatives (the “Representatives”) to obtain, licenses or registrations under applicable securities laws to offer and sell the Interests in any state or jurisdiction where such licenses or registrations are required for such offering and sale.

(f) The Sub-Placement Agent agrees to train, supervise, and be solely responsible for the conduct of the Representatives in the offer and sale of the Interests and for the supervision as to their strict compliance with applicable laws and with rules and regulations of any governmental or other agencies that have jurisdiction over the placement activities. In addition, the Sub-Placement Agent agrees to train, supervise, and be solely responsible for the conduct of the Representatives as to their strict compliance with the rules and procedures under this Agreement.

(g) The Sub-Placement Agent shall establish, implement, and enforce reasonable written procedures acceptable to the Placement Agent for periodic inspection and supervision by the Sub-Placement Agent of the sales practices of the Representatives and shall make available to the Placement Agent, upon request, periodic reports on the results of such inspections and compliance with such procedures.

(h) The Sub-Placement Agent represents and warrants to UMBDS that it has in place policies and procedures reasonably designed to comply with all applicable laws, rules and regulations designed to guard against money laundering activities (“AML Policies”). Upon the reasonable request of UMBDS, the Sub-Placement Agent shall provide UMBDS with information or certifications concerning Sub-Placement Agent’s AML Policies.

(i) The Sub-Placement Agent represents that it has established compliance procedures designed to ensure that each Investor is offered only shares that are suitable for him/her; that such Investor is made aware of the sales charge breakpoints as detailed in each Fund’s Memorandum; and that it will ensure proper supervision of its Representatives in recommending and offering the Interests.

(j) To the extent allowable under applicable laws or regulations, and in accordance with the Sub-Placement Agent’s internal policies regarding the sharing of client or other information, the Sub-Placement Agent agrees to promptly respond to reasonable information requests made by UMBDS.

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6. Representations and Warranties of UMBDS. UMBDS, for itself, represents and warrants to the Sub-Placement Agent that:

(a) UMBDS is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b) UMBDS has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(c) UMBDS represents to Sub-Placement Agent that UMBDS will at all times during the term of this Agreement maintain its status as a member in good standing with FINRA as well as its status as broker-dealer registered under the Securities Exchange Act of 1934, as amended, and will be registered or exempt from registration as such in the states and jurisdictions where the Interests are offered or sold.

(d) UMBDS shall be solely responsible for the contents of any disclosure documents used in the offering of the Interests, and UMBDS represents, warrants and agrees that such document will not, as of the date of any offer or sale of the Interests, contain any untrue statement of a material fact or omit any material fact necessary to assure that the statements made therein are not misleading, in the light of the circumstances under which they are made. UMBDS will provide or cause to be provided to the Sub-Placement Agent any amendment or supplement to the Memoranda and will, at such time, provide a similar warranty as to the truth and completeness of such amendment or supplement.

7.  Limitation of Liabilities: Indemnification.

(a) The Sub-Placement Agent and its directors, officers, agents, members and employees (each, a “Sub-Placement Agent Indemnitee”) shall not be liable for any error of judgment or mistake of law or for any loss suffered by UMBDS in connection with the Sub-Placement Agent’s obligations and duties under this Agreement, except a loss resulting from fraud, willful misconduct, bad faith or gross negligence in the performance of such obligations and duties.

(b) UMBDS and its directors, officers, agents and employees shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Sub-Placement in connection with UMBDS’s obligations and duties under this Agreement, except a loss resulting from fraud, willful misconduct, bad faith or gross negligence in the performance of such obligations and duties.

(c) UMBDS as appropriate shall indemnify the Sub-Placement Agent Indemnitees against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such Sub-Placement Agent Indemnitee may be or may have been involved as a party or otherwise, or with which such Sub-Placement Agent Indemnitee may be or may have been threatened, arising out of or based upon (i) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in a Memorandum or any other solicitation material prepared by a Fund or UMBDS and furnished to the Sub-Placement Agent; (ii) any material breach of any of the representations or obligations of UMBDS with respect to this Agreement; (iii) fraud, willful misconduct, bad faith or gross negligence by UMBDS in the performance of its duties under this Agreement; or (iv) Sub-Placement Agent’s performance of services pursuant to this Agreement, except to the extent such loss, claim, damage, liability, cost, or expense result from fraud, willful misconduct, bad faith or gross negligence in the performance of the Sub-Placement Agent’s duties and obligations under this Agreement.

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(d) The Sub-Placement Agent shall indemnify UMBDS, the Funds, and any of their respective directors, trustees, board members, officers, agents and employees (each, an “UMBDS Indemnitee”) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which an UMBDS Indemnitee may be or may have been involved as a party or otherwise, or with which an UMBDS Indemnitee may be or may have been threatened, arising out of or based upon (i) any material breach of any of the representations or obligations of the Sub-Placement Agent with respect to this Agreement or (ii) fraud, willful misconduct, bad faith or gross negligence by the Sub-Placement Agent in the performance of its duties under this Agreement.

(e) In the event that any party hereto is or becomes a party to any action or proceeding in respect of which it may be entitled to seek indemnification hereunder (“indemnitee”), where permitted by law, the indemnitee shall promptly notify any other party from whom the indemnitee may seek indemnification hereunder (“indemnitor”). The indemnitor shall be entitled to participate in any such suit or proceeding and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the indemnitee. After notice of an election by the indemnitor so to assume the defense thereof, the indemnitor will not be liable to the indemnitee hereunder for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense thereof other than reasonable costs of investigation or reasonable legal expenses incurred as a result of (i) potential conflicts of interest between the indemnitee and indemnitor or (ii) the protection of proprietary or privacy interests of other clients of the indemnitee. The indemnitor shall advance to the indemnitee the reasonable costs and expenses of investigating and/or defending such claim, subject to receiving a written undertaking from the indemnitee to repay such amounts if and to the extent of any subsequent determination by a court or other tribunal of competent jurisdiction that the indemnitee was not entitled to indemnification hereunder.

(f) The indemnitor shall not be liable hereunder for any settlement of any action or claim effected without its written consent thereto. Such consent shall not be unreasonably withheld.

(g) The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party under this Agreement.

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8.  Confidentiality.

(a) Each party will keep confidential information (“Confidential Information”) it may acquire as a result of this Agreement, including any customer list or other propriety information that it may acquire in the performance of this Agreement, confidential and shall not use such Confidential Information without the prior written consent of the other party, unless in connection with the provisions of this Agreement. The Sub-Placement Agent acknowledges that UMBDS may share such Confidential Information with PWPC from time to time as necessary for the provision of administrative services to prospective and existing investors. This requirement shall survive the termination of this Agreement.

(b) Each party agrees that any use or disclosure of Confidential Information, shall comply with all applicable privacy and security requirements of the federal Gramm-Leach-Bliley Act and other applicable federal, state, and local privacy laws, regulations, and ordinances.

(c) In addition to the foregoing, each party shall implement and maintain administrative, technical and physical safeguards (the “Security Procedures”) designed to: (i) ensure the security and confidentiality of Confidential Information and of “Nonpublic Personal Information” (as that term is defined under Section 6809(4) of the Gramm-Leach-Bliley Act, and its applicable implementing regulations); (ii) protect against any anticipated threats or hazards to the security or integrity of Confidential Information and Nonpublic Personal Information; and (iii) protect against unauthorized access to or use of Confidential Information and Nonpublic Personal Information that could result in harm or inconvenience to the other party, and their employees, customers or consumers.

(d) Each party warrants and covenants that its Security Procedures will, at all times during the effective term of this Agreement: (i) comply with all applicable laws and regulations, and (ii) in no event offer less protection than that which the party affords to its own confidential information and materials.

(e) If either party becomes aware of any actual or suspected unauthorized access to Confidential Information and/or Nonpublic Personal Information (an “Incident”), that party will take appropriate actions to contain and mitigate the Incident, including notification to the other party as soon as possible of the Incident (subject to any delay requested by an appropriate law enforcement agency), to enable the other party to expeditiously implement its response program. Upon request of a party, the other party will cooperate with it to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks.

(f) Each party acknowledges that a party’s breach of the agreements contained in this section would result in immediate and irreparable harm to the other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to seek equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

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(g) The Sub-Placement Agent agrees that any privacy notice delivered by the Sub-Placement Agent to its clients will comply with all applicable laws, rules and regulations and further, will notify clients that non-public information may be provided to affiliates of the Sub-Placement Agent.

9. Notices. Unless otherwise indicated, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail (postage prepaid), or by telex, telecopier or telegram, and any such notice shall be effective when received at the address specified below:

If to the Sub-Placement Agent:

Wells Fargo Advisors Financial Network, LLC

One North Jefferson Avenue

St. Louis, MO 63103

Attn: Tim Froehlich

If to UMBDS:

235 W. Galena St.

Milwaukee, WI 53212

Attn: President

cc: General Counsel

or at such other address as such party may designate from time to time by notice duly given in accordance with the terms of this Section 8 to the other party hereto.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise applicable principles of conflict of laws.

11. Amendment and Termination; Successors; Counterparts.

(a) This Agreement shall become effective on the date first set forth above and shall remain in effect until terminated as provided herein.

(b) This Agreement may be amended only by a written instrument executed by each party.

(c) This Agreement may be terminated (i) by the Sub-Placement Agent at any time without penalty by giving 30 days’ written notice to UMBDS (such notice may be waived by UMBDS); or (ii) by UMBDS, at any time without penalty upon 30 days’ written notice to the Sub-Placement Agent (which notice may be waived by the Sub-Placement Agent).

(d) This Agreement will terminate automatically in the event of its assignment (as defined in the Investment Advisers Act of 1940, as amended).

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(e) This Agreement shall terminate automatically in the event that UMBDS (or an affiliate) ceases to be the placement agent of the Funds.

(f) This Agreement shall be binding upon and inure exclusively to the benefit of the parties hereto and their respective permitted successors and assigns and the indemnified parties referred to in Section 7 hereof. This Agreement may not be assigned by any party hereto absent the prior written consent of the other party.

12. Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

13. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14. No Liens. While the assets of the Fund may be subject to rights, charges, security interests, liens or claims as set forth in the offering and organizational documents of the Fund (which, for the avoidance of doubt, shall include financing or credit arrangements), to the knowledge of the Distributor and pursuant to Securities and Exchange Act Rule 15c3-3 and its interpretations thereby, the Shares of the Company held on the books of funds by Sub-Placement Agent for the benefit of Sub-Placement Agent’s customers are not otherwise subject to any rights, charges, security interests, liens or claims of any kind that are in favor of the Fund, transfer agent or any person claiming through them, with the exception of any fee for safe custody or administration as disclosed in the Fund’s offering and organizational documents, where applicable.

To the best of their knowledge at the time of signing this Agreement, no party to this Agreement is aware of any substantial operational problem that the Fund or Fund’s Transfer Agent may be experiencing and that may endanger the securities of Sub-Placement Agent’s Clients.

The parties agree that this Section 14 (No Liens) shall survive the termination of this Agreement and shall remain in effect at all times that (i) UMBDS continues to serve as the Fund’s placement agent and an affiliate of UMBDS continues to serve as the Fund’s transfer agent, and (ii) shares are held on the books and records of the Funds by Sub-Placement Agent for the benefit of Sub-Placement Agent’s customers.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

UMB DISTRIBUTION SERVICES, LLC

By:	/s/ Karen Fay Luedtke

Name:	Karen Fay Luedtke

Title:	SVP, Director of Distribution Services

WELLS FARGO CLEARING SERVICES, LLC

By:	/s/ Timothy Froehlich

Name:	Timothy Froehlich

Title:	Managing Director

WELLS FARGO ADVISORS FINANCIAL NETWORK, LLC

By:	/s/ Timothy Froehlich

Name:	Timothy Froehlich

Title:	Managing Director

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ANNEX I

Effective July 1, 2019:

Fund Name	Form of Organization

Agility Multi-Asset Income Fund	Delaware Business Trust

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